EXHIBIT 10.1

Privileged and Confidential	EXECUTION COPY

Change in Control Agreement

This Change in Control Agreement is entered into this 21st day of July, 2005 (“Effective Date”) between Pony Acquisition Corporation (“MergerSub”), Priority Healthcare Corporation and its affiliated and subsidiary companies, with its primary offices at 250 Technology Park, Suite 124, Lake Mary, Florida 32746 (the “Company”) and «Name_» (“Executive”).

WITNESSETH:

WHEREAS, the Company and Express Scripts, Inc. have entered into negotiations concerning the merger of MergerSub, a wholly owned, indirect subsidiary of Express Scripts, Inc. (“ESI”) with and into the Company, resulting in the Company surviving as a wholly owned, indirect subsidiary of ESI (the “Merger”);

WHEREAS, Executive acknowledges that as a result of the Merger, Executive shall be entitled to receive certain payments and benefits, pursuant to the Merger Agreement and otherwise, that Executive would not otherwise be entitled to receive;

WHEREAS, as an inducement for ESI and MergerSub to enter into that certain Agreement and Plan of Merger by and among ESI, MergerSub and the Company, dated as of the Effective Date (the “Merger Agreement”), MergerSub and Executive have agreed that (i) MergerSub, the Company and Executive shall instead enter into this Agreement and (ii) upon the Closing (as such term is defined in the Merger Agreement), that certain Executive Employment Agreement entered into on «DATE1» between the Company and Executive (the “Prior Agreement”) shall terminate.

NOW THEREFORE, for and in consideration of the payments set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is affirmed by the parties by their execution of this Agreement, the parties agree and covenant to the following terms and conditions:

1.	Effectiveness of Agreement; Effect on Prior Agreement; Term of Agreement.

1.1	This Agreement shall become effective on the Effective Date; provided, however, that on and after the Effective Date, Executive shall have no rights, and the Company shall have no obligations or liability, under Section 2 of this Agreement, unless and until the occurrence of the Closing and subject to the applicable terms and conditions of this Agreement; and provided, further, that in the event the Merger Agreement shall terminate by its terms such that no Closing shall occur, this Agreement shall also terminate and be of no force and effect, and Executive shall have no rights, obligations or liability, and the Company shall have no rights, obligations or liability, hereunder.

1.2	Effective as of the Effective Date, for purposes of the Prior Agreement and notwithstanding anything set forth therein to the contrary, the approval by the shareholders of the Company of the Merger shall not constitute a “Change in Control”, as defined in the Prior Agreement, for any purpose under the Prior Agreement.

1.3	Effective as of the Closing, the Prior Agreement shall terminate and be void and of no further force and effect, and Executive shall have no further rights thereunder.

1.4	Immediately following the payment of the Total Payment (as such term is defined in Section 2 below), or upon the revocation by Executive of the Release (as such term is defined in Section 2 below), this Agreement shall immediately terminate (provided that any provisions of this Agreement which by their terms survive any termination of this Agreement shall remain in effect in accordance with their respective terms).

2.	Total Payment

So long as Executive remains employed with the Company from the Effective Date through the Closing, effective as of the Closing, Executive shall become entitled to receive a lump sum cash payment equal to the amount identified as the “Total Payment” as set forth on Schedule I attached hereto, in full satisfaction of any claims for payments and benefits Executive may have under the Prior Agreement; provided, however, that the payment by the Company to Executive of the Total Payment shall be subject in all events to (a) the execution on the Closing Date (as such term is defined in the Merger Agreement) by Executive of a release of claims in the form attached hereto as Exhibit A (the “Release”) and (b) the expiration of the Seven-Day Period (as such term is defined in the Release) applicable to such executed Release without revocation of such executed Release by Executive (the “Revocation Period”); provided, however, that if on the Closing Date Executive’s employment terminates due to Executive’s death or Disability (as such term is defined in Section 6.1.3 of the Prior Agreement), in either case before Executive has the opportunity to execute the Release (any such termination, a “Qualifying Termination”), Executive’s estate (or Executive’s personal representative, in the event of Executive’s Disability), shall nevertheless be entitled to receive payment of the Total Payment. The Company shall pay the Total Payment as provided herein promptly following the expiration of the Revocation Period (or, in the event of a Qualifying Termination, promptly thereafter), but in no event later than thirty (30) days after the Closing Date. No interest shall accrue on or be paid with respect to any timely payment of the Total Payment.

3.	Confidential and Proprietary Information

3.1	Executive has and will have access to and will participate in the development of confidential and/or proprietary information and trade secrets related to the business of the Company and its current and future subsidiaries, affiliates and related entities of the Company, hereinafter referred to as “Confidential Information,” including but not limited to:

•	Customer and physician lists

•	Patient confidential medical records and other personal information

•	Referral sources

•	Financial statements

•	Cost and other financial reports

•	Contract proposals or bidding information

•	Business plans

•	Training and operations methods, manuals and programs

•	Reports and correspondence

•	Systems, Processes, Policies and Procedures

•	All other Tangible and Intangible property which are used in the operation of the Company

•	Information Systems and Software

3.2	Confidential Information does not include information that is or becomes generally publicly available (unless in violation of Executive’s obligations under this Agreement) and/or Confidential Information that Executive receives on a non-confidential basis and not known by him/her as confidential.

3.3	Executive shall not disclose, use or make known for his or another’s benefit any Confidential Information or use Confidential Information in any way that is other than in the best interests of the Company.

3.4	Executive may disclose Confidential Information when required by applicable law or judicial proceeding, but only after (a) providing notice to the Company of the receipt of a request from applicable governmental authority (b) advising the Company of Executive’s intention to respond to such request and (c) Company’s sufficient opportunity to respond, challenge or limit the scope of Executive’s Disclosure.

3.5	Executive acknowledges and agrees that a remedy at law for breach or threatened breach of this Section 3 would be inadequate and agrees that Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any breach or threatened breach.

3.6	In the event of termination of Executive’s employment with the Company for any reason, including this Section 3, the Executive will immediately return to Company any Confidential Information in whatever form possessed by Executive.

3.7	Executive’s obligations hereunder shall survive the expiration or termination of this Agreement and shall apply to Executive’s heirs, successors and/or legal representatives.

4.	Termination

4.1	In the event of any termination of Executive’s employment, any rights or interest of Executive in any equity or equity-based awards shall be subject to the terms provided for in the applicable equity or equity-based award plans, documents and agreements.

4.2	Notwithstanding anything in this Agreement to the contrary, at any time during the term of this Agreement, Executive shall have the right to terminate Executive’s employment with the Company, and the Company may terminate Executive’s employment, for any reason; provided, however, upon any such termination of employment occurring prior to the Closing, Executive (a) shall, subject to the application of Section 1.2 of this Agreement, remain eligible to receive the payments and benefits provided under the Prior Agreement, subject to the applicable terms and conditions for receiving such payments and/or benefits set forth in such Prior Agreement, and (b) shall not be entitled to any payments or benefits under this Agreement, except as provided in Section 4.1; and provided, further, however, upon any such termination of employment occurring on or after the Closing but prior to the expiration of the Seven-Day Period, Executive (x) shall remain eligible to receive the payments and benefits provided under this Agreement, subject to the applicable terms and conditions for receiving such payments and/or benefits set forth in this Agreement, and (y) shall not be entitled to any payments or benefits under the Prior Agreement or otherwise pursuant to any other agreement with the Company, except for amounts and benefits otherwise due under the terms of the Company’s benefit plans.

5.	No Assignment

5.1	Neither this Agreement nor any right or interest hereunder is assignable by Executive or Executive’s beneficiaries or legal representatives without Company’s prior written consent; provided however, nothing in this Agreement shall preclude the Executive from designating a beneficiary to receive any payment or benefit payable hereunder upon Executive’s death or Disability.

5.2	Notwithstanding the terms herein, this Agreement and the Company’s rights hereunder may be assigned by the Company pursuant to a merger or consolidation (including, without limitation, the Merger).

5.3	No right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, attachment, and levy or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

6.	Severability

Should any clause, portion or section of this Agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement. Should any particular covenant in this Agreement be held unreasonable or unenforceable for any reason, including without limitation, the time period, geographical area and scope of activity covered by such covenant, then the covenant shall be given effect and enforced to whatever extent would be reasonable and enforceable.

7.	Non-Compete Agreement

This Agreement shall be subject to and hereby incorporates herein the terms of the Non-Compete Agreement between Executive and Company executed at the time of initiation of Executive’s employment with Company, which, in consideration of the mutual promises contained in this Agreement, shall for the avoidance of doubt remain in full force and effect.

8.	Indemnity

8.1	To the extent permitted by applicable law and the charter and by-laws of the Company, Company shall:

8.1.1	Indemnify Executive and hold Executive harmless for any acts or decisions made by Executive in good faith while performing services for the Company;

8.1.2	Use reasonable best efforts to maintain and, after termination, continue coverage for Executive under Director’s and Officer’s liability coverage to the same extent as other current or former officers and directors of the Company; and

8.1.3	Advance or pay all expenses, including attorney’s fees actually and necessarily incurred by the Executive in connection with the defense of any action, suit or proceeding arising out of Executive’s service for the Company and in connection with any appeal thereon, including the cost of court settlements.

8.2	For the avoidance of doubt, in the event of any conflicts between that certain Indemnification Agreement entered into by and between the Company and Executive dated «DATE2» (the “Indemnification Agreement”), the provisions of Section 5.10 of the Merger Agreement, and the provisions of Section 8.1.2 of this Agreement, the parties hereto acknowledge and agree that to the extent the Company satisfies its obligations to Executive pursuant to Section 5.10 of the Merger Agreement, the Company shall be deemed to have satisfied its obligations to provide Director’s and Officer’s liability coverage under the Indemnification Agreement and Section 8.1.2 of this Agreement.

8.3	The Company’s obligations hereunder shall survive the expiration or termination of this Agreement.

9.	No Mitigation

In the event of Executive’s resignation or termination of Executive’s employment hereunder, Executive shall have no obligation to seek other employment or otherwise mitigate damages and there shall be no offset for any remuneration attributable to any subsequent employment that the Executive may obtain.

10.	Notices

All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficiently delivered if provided in writing, delivered personally, by certified or registered mail, return receipt requested, by a nationally recognized overnight courier or via facsimile confirmed in writing to the recipient. Delivery shall be to Company at Company’s principal place of business, to MergerSub at MergerSub’s principal place of business and to Executive at Executive’s most recently filed home address.

11.	Enforcement; Attorneys Fees

11.1	Any dispute arising under this Agreement shall, at the election of either party, be resolved by final and binding arbitration to be held in the Orlando, Florida metropolitan area in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award entered by the arbitrator may be entered in any court having jurisdiction thereof.

11.2	In the event that the Company does not make payment of the Total Payment within the time required pursuant to Section 2 of this Agreement, and Executive incurs attorneys’ fees and costs to enforce Executive’s rights to such payment under this Agreement, the Company shall reimburse Executive for all such reasonable attorneys’ fees incurred, from time to time, within thirty (30) days’ receipt of documentation of such fees and costs.

12.	Governing Law

This Agreement is governed by the laws of the State of Florida.

13.	Waiver

Failure to insist upon strict compliance with any of the terms, conditions or provisions of this Agreement shall not be deemed a waiver hereof, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of any right or power at any other time.

14.	Entire Agreement; No Duplication of Benefits; No Amendment.

14.1	Except as otherwise expressly provided in this Agreement with respect to the Prior Agreement, and except as otherwise may be expressly provided under the Indemnification Agreement (as modified pursuant to Section 8.2 above) and Section 5.10 of the Merger Agreement:

14.1.1	This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and with respect to any of the subject matters contained herein;

14.1.2	There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter contained herein other than those expressly provided in this Agreement; and

14.1.3	This Agreement supersedes all prior agreements and understandings (including the Prior Agreement, and any verbal agreements) between Executive, MergerSub and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates and any rights to payments or benefits that Executive may otherwise have been entitled to receive under the Prior Agreement.

14.2	Notwithstanding anything set forth in this Agreement to the contrary, in no event shall the provision of any payment or benefit provided under this Agreement result in the duplication of any such payment or benefit that may be otherwise provided in any other plan, program, policy or agreement (including without limitation the Prior Agreement).

14.3	This Agreement may not be modified or amended without prior written consent of all parties hereto.

15.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, MergerSub, the Company and Executive have executed this Agreement on the date first stated above.

Priority Healthcare Corporation	Pony Acquisition Corporation

By:	By:
Name:	Name:
Title:	Title:

EXECUTIVE:

«Name_»

Schedule I

Total Payment:	$«Total_Payment»

Exhibit A

GENERAL RELEASE

Section 1. Release

For and in consideration of the payment of the amounts described in that certain Change in Control Agreement dated as of the 21st day of July, 2005 by and between «Name_» (“Executive”), Pony Acquisition Corporation and Priority Healthcare Corporation (the “Agreement”), Executive hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Executive does hereby, fully and completely forever release Priority Healthcare Corporation (together with its successors, subsidiaries, officers, and any parent company by which it may be or hereinafter become wholly owned (whether directly or indirectly) (collectively, “Priority”)) and each of its respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Executive or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Executive, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by Executive, including, without limitation, in connection with or in relationship to Executive’s employment or other service relationship with Priority, the termination of any such employment or service relationship and any applicable employment, compensatory or termination arrangement with Priority (including, without limitation, the Prior Agreement (as such term is defined in the Agreement)), any exhibits attached thereto, and any amendments thereto, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce Executive’s rights or obligations under, or with respect to, the Agreement, the Indemnification Agreement or Section 5.10 of the Merger Agreement (as such terms are defined in the Agreement), nor shall the Released Claims include any claims to enforce any rights Executive may have under the Merger Agreement to receive payments thereunder as a shareholder of the Company or a holder of options to purchase stock of the Company held under stock option plans maintained by the Company.

Section 2. Waiver

Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to payments or benefits pursuant to the Prior Agreement; (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

Section 3. Executive’s Representations and Warranties

Executive represents that he has read carefully and fully understands the terms of this General Release, and that Executive has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release. Executive acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments provided in the Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Agreement or the General Release, other than those set forth in the Agreement. Executive further acknowledges, understands, and agrees that the provisions of the Agreement are in lieu of any and all payments and benefits to which Executive may otherwise be entitled to receive pursuant to the Prior Agreement. Executive acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days (the “Seven-Day Period”) after it is signed, and Executive understands that he will not receive any payments under the Agreement until such Seven-Day Period has passed and then, only if he has not revoked this General Release. To the extent Executive has executed this General Release within less than twenty-one (21) days after its delivery to him, Executive hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

Executive fully understands that this General Release is a legally binding document and that by signing this General Release Executive is prevented from filing, commencing or maintaining any action against any of the Company Releasees, other than to enforce his rights under the Agreement, the Indemnification Agreement or Section 5.10 of the Merger Agreement, nor shall the Released Claims include any claims to enforce any rights Executive may have under the Merger Agreement to receive payments thereunder as a shareholder of the Company or a holder of options to purchase stock of the Company held under stock option plans maintained by the Company.

This General Release is final and binding and may not be changed or modified.

Executed this day of , 2005 by

«Name_»